Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-231251

May 14, 2019

AVANGRID, Inc.

$750,000,000 3.800% Notes Due June 1, 2029

Pricing Term Sheet

Issuer:	AVANGRID, Inc.

Issue of Securities:	3.800% Notes Due 2029

Type:	SEC-Registered

Expected Ratings*:	Baa1/BBB/BBB+ (Moody’s/S&P/Fitch)

Trade Date:	May 14, 2019

Settlement Date:	May 16, 2019 (T+2)

Principal Amount:	$750,000,000

Maturity Date:	June 1, 2029

Benchmark Treasury:	2.375% due May 15, 2029

Benchmark Treasury Price / Yield:	99-20 / 2.417%

Spread to Benchmark Treasury:	+140 basis points

Yield to Maturity:	3.817%

Coupon:	3.800%

Price to Public:	99.858% of the Principal Amount

Redemption Provisions:	Make-whole call at any time prior to March 1, 2029 (the “Par Call Date”) at the Treasury Rate + 25 basis points (calculated to the Par Call Date). Callable on or after the Par Call Date at par.

Interest Payment Dates:	Semi-annually on June 1 and December 1, beginning on December 1, 2019.

CUSIP/ISIN:	05351W AB9 / US05351WAB90

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

MUFG Securities Americas Inc.

Wells Fargo Securities, LLC

BBVA Securities Inc.

Deutsche Bank Securities Inc.

NatWest Markets Securities Inc.

TD Securities (USA) LLC

*Security ratings are not recommendations to buy, sell or hold securities. The ratings are subject to change or withdrawal at any time by the respective credit rating agencies.

The issuer has filed an automatic shelf registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) on May 6, 2019, which became effective upon filing, relating to the offering to which this communication relates. Before you invest, you should read the registration statement, prospectus, preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus and accompanying prospectus supplement, when available, may be obtained from Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030, MUFG Securities Americas Inc. toll-free at 1-877-649-6848 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.